UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 24, 2017

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Facility

On July 24, 2017, Global Net Lease Operating Partnership, L.P. (the “OP”), the operating partnership of Global Net Lease, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with KeyBank National Association (“KeyBank”), as agent, and the other lender parties thereto (together with KeyBank and any other lenders that may become parties, the “Lenders”).

The Credit Agreement provides for a $500.0 million senior unsecured multi-currency revolving credit facility (the “Revolving Credit Facility”) and a €194.6 million ($225.0 million U.S. Dollar equivalent) senior unsecured term loan facility (the “Term Facility” and, together with the Revolving Credit Facility, the “Facilities”). The aggregate total commitments under the Credit Facility are approximately $725.0 million based on U.S. Dollar equivalents. Upon request of the Company, subject in all respects to the consent of the Lenders in their sole discretion, these aggregate total commitments may be increased up to an aggregate additional amount of approximately $225.0 million, allocated to either or among both Facilities, with total commitments under the Facilities not to exceed $950.0 million.

At closing, the Company, through the OP borrowed approximately $720.9 million based on U.S. Dollar equivalents consisting of (i) €194.6 million ($225.0 million U.S. Dollar equivalent) borrowed under the Term Facility, and (ii) $409.0 million, £40.0 million ($52.2 million U.S. Dollar equivalent) and €30.0 million ($34.7 million U.S. Dollar equivalent) borrowed under the Revolving Credit Facility. The proceeds from the Facilities, along with $4.9 million in cash on hand, were used to repay all of the approximately $725.8 million of indebtedness outstanding under the Company’s existing revolving credit facility.

The availability of borrowings under the Revolving Credit Facility is based on the value of a pool of eligible unencumbered real estate assets owned by the Company and compliance with various ratios related to those assets. Following the closing, approximately $4.1 million was available for future borrowings under the Revolving Credit Facility. Any future borrowings may, at the option of the Company, be denominated in U.S. Dollars, Euros, Canadian Dollars, British Pounds Sterling or Swiss Francs. Amounts borrowed may not, however, be converted to, or repaid in, another currency once incurred.

The Revolving Credit Facility is interest-only and matures on July 24, 2021, subject to one one-year extension option at the Company’s option. The Term Facility is interest-only and matures on July 24, 2022. Borrowings under the Facilities bear interest at a variable rate per annum based on an applicable margin that varies based on the ratio of consolidated total indebtedness and the consolidated total asset value of the Company and its subsidiaries plus either (i) LIBOR, as applicable to the currency being borrowed, or (ii) a “base rate” equal to the greatest of (a) KeyBank’s “prime rate,” (b) 0.5% above the Federal Funds Effective Rate or (c) 1.0% above one-month LIBOR. The applicable interest rate margin will initially be determined based on a range from 0.60% to 1.20% per annum with respect to base rate borrowings and 1.60% to 2.20% per annum with respect to LIBOR borrowings. The initial per annum interest rate on the amount drawn on the Facilities at closing is LIBOR, as applicable to the currency being borrowed, plus 2.05%. From and after the time the Company obtains an investment grade credit rating, the applicable interest rate margin will be reduced as the Company’s credit rating increases.

The Credit Agreement requires the Company through the OP to pay an unused fee per annum of 0.25% of the unused balance of the Revolving Credit Facility if the unused balance exceeds or is equal to 50% of the total commitment or an unused fee per annum of 0.15% of the unused balance of the Revolving Credit Facility if the unused balance is less than 50% of the total commitment. From and after the time the Company obtains an investment grade credit rating, the unused fee will be replaced with a facility fee based on the total commitment under the Revolving Credit Facility multiplied by 0.30%, reducing as the Company’s credit rating increases.

The Company through the OP may reduce the amount committed under the Revolving Credit Facility and repay outstanding borrowings under either of the Facilities, in whole or in part, at any time without premium or penalty, other than customary “breakage” costs payable on LIBOR borrowings.

The Company and certain of its subsidiaries have guaranteed the OP’s obligations under the Credit Agreement pursuant to a guaranty (the “Guaranty”) and a related contribution agreement (the “Contribution Agreement”) which governs contribution rights of the guarantors in the event any amounts become payable under the guaranty.

The Credit Agreement requires the OP, on behalf of itself and in certain circumstances the Company and other guarantors, to make certain customary representations and warranties. The Credit Agreement also imposes certain affirmative and negative covenants on the OP, the Company and certain of its subsidiaries including restrictive covenants with respect to, among other things, liens, indebtedness, investments, distributions, mergers and asset sales, as well as financial covenants requiring the OP to maintain, among other things, ratios related to leverage, secured leverage, fixed charge coverage and unencumbered debt services, as well as a minimum consolidated tangible net worth.

The terms of the Credit Agreement also provide for events of default relating to customary matters, including, among other things, payment defaults, covenant defaults, acceleration of other indebtedness, bankruptcy events, failure of the Company to maintain REIT status and change of control events, including, with respect to the Company’s advisor at any time before an internalization of the Company’s management, a change in the current controlling ownership of the Company’s advisor. It is also an event of default to replace the Company’s advisor, except that the Company’s advisor may be replaced with an advisor selected from a list of designated potential replacement advisors, subject to the approval of the majority of Lenders, which approval may not be unreasonably withheld.

Certain of the Lenders or their affiliates are agents under the Company’s existing “at the market” equity program or counterparties with respect to certain of the Company’s swaps.

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Credit Agreement, the Guaranty and the Contribution Agreement which are filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On July 25, 2017, the Company issued a press release announcing the execution of the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Such press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of July 24, 2017, by and among the Global Net Lease Operating Partnership, L.P., as borrower, the lenders party thereto and KeyBank National Association, as agent.
10.2	Guaranty, dated as of July 24, 2017, by the Company, ARC Global Holdco, LLC, Global II Holdco, LLC and the other subsidiary parties thereto for the benefit of KeyBank National Association and the other lender parties thereto.
10.3	Contribution Agreement, dated as of July 24, 2017, by and among the Company, Global Net Lease Operating Partnership, L.P., ARC Global Holdco, LLC, ARC Global II Holdco, LLC, the other subsidiary parties thereto.
99.1	Press release dated July 25, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2017	By:	/s/ Scott. J. Bowman
	Name:	Scott. J. Bowman
	Title:	Chief Executive Officer and President